Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC NAMES JULIE J. ROBERTSON

TO BOARD OF DIRECTORS

LONDON, September 12, 2017 – Noble Corporation plc (NYSE: NE) today announced that Julie J. Robertson has been named to the Company’s Board of Directors, effective immediately. Ms. Robertson, age 61, will fill a Board vacancy created by a recent retirement. She will serve as a director of the Company until the next shareholder vote at the annual general meeting in 2018.

Ms. Robertson has spent more than 38 years with Noble and its subsidiaries. She has served as the Company’s Executive Vice President since 2006 and Corporate Secretary since 1993, and will retain both roles. She has direct oversight for human resources, procurement and supply chain, learning and development, health, safety and environmental functions and information technology. Ms. Robertson is a graduate of the University of Texas at Austin and attended the Advanced Management Program at Harvard School of Business.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “Julie has built a distinguished career during her tenure at Noble and brings excellent industry knowledge and experience. I am delighted with this addition to our Board and look forward to her future contributions.”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 28 offshore drilling units, consisting of 14 drillships and semisubmersibles and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383